Exhibit 10.18
TVA LONG TERM
DEFERRED COMPENSATION PLAN
Purpose:
The TVA Long Term Deferred Compensation Plan is designed to provide long term incentives to executives to encourage them to stay with TVA and to provide competitive levels of total compensation to such executives. This plan will also assist in the recruitment of top executive talent for TVA by providing an opportunity for significant additional tax deferred compensation. As in other corporations, deferred compensation can be an integral part of a total compensation package.
Eligibility:
Executives who are nominated by the Chief Officers and approved by the TVA Board may participate in this plan.
Procedures:
•	Participating executives enter into Deferral Agreements with TVA under which deferred compensation credits are made to an account in the participant’s name. Credits are made on an annual basis for an established period of time after which the full amount, with interest or return as provided below, is paid to the participant.

•	The participant must be employed in TVA at the time of the expiration of the Deferral Agreement, or no payment under this plan will be made by TVA, and any credits to the participant’s account will be extinguished. This will not apply to a separation due to death, or under other circumstances deemed acceptable by TVA. In the event of a participant’s death, his or her account balance shall be paid in a lump sum to such person as the participant shall have designated in writing prior to his or her death, or in the absence of any such designation, to the participant’s estate.

•	Interest will be credited daily to the balance reflected in the participant’s deferral account. Interest will be calculated on the same basis as interest is calculated under the Merit Incentive Supplemental Retirement Income Plan (MISRIP). In the alternative, a participant may choose to have their balance adjusted based on the return on funds selected by the participant under the same conditions as are contained in MISRIP.

•	The entire amount credited to the participant’s account will be paid to the participant in a lump sum upon the expiration of the Deferral Agreement, unless the participant elects at the time the Deferral Agreement is entered into to further defer receipt of that amount by having the balance upon expiration of the Agreement credited to an account in his or her name in TVA’s MISRIP. Credits made in that plan as a result of such an election will be subject to all of the provisions of MISRIP, including the payout options specified in that plan.
Administration:
•	The Chief Officers or other officers reporting to the Board recommend executives for participation in this plan, and also recommend the duration of the Deferral Agreement and the amount of the yearly credit. The Board approves the participation of individual executives as well as the amount of the credits and the duration of the Deferral Agreement. The Chief Officers shall enter into Deferral Agreements with participants on behalf of TVA after such approval. The Board or the Board’s designee shall have sole and exclusive responsibility for resolving any dispute regarding this plan or a Deferral Agreement. The decisions of the Board or its’ designee in all matters pertaining to the plan’s operation shall be final and conclusive as to all parties.

•	The Chief Financial Officer shall maintain an account in the name of each participant and credit to each account interest, return, and other such amounts as may be approved, The Chief Financial Officer shall make payments to managers and beneficiaries pursuant to this plan.

•	Nothing contained in this plan or any Deferral Agreement shall be construed as conferring upon any participant the right to continue in the employment of TVA as an executive or in any other capacity.

•	Nothing contained in this plan or any Deferral Agreement and no action taken pursuant to the provisions of this plan or any Deferral Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between TVA and any participant, designated beneficiary or any other person.

•	No transfer, assignment, pledge, seizure, or other voluntary or involuntary alienation or encumbrance of any benefit provided under this plan or any Deferral Agreement will be permitted or recognized other than as specifically provided in this plan. In the event of any such attempted alienation or encumbrance, the Board may in its uncontrolled discretion declare the said benefit to be temporarily or permanently forfeited by the participant and, in lieu of paying the same to or for the participant, may in its uncontrolled discretion pay or apply such benefit temporarily or permanently to or for the use of any persons who are dependents of, or are related by blood, by marriage, or by adoption to, such participant, or the Board may in its uncontrolled discretion cause such benefit to revert to the general funds of TVA.

•	TVA may offset amounts owed to it by participants against amounts payable to a participant under this plan.
Amendments:
•	This plan may be amended or discontinued by the Board at any time, except that if the Board elects to discontinue the plan, any credits already made to participant’s accounts as of the date of termination will be paid to the participant at that time, with interest as calculated under this plan.

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